UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2006

Philadelphia Consolidated Holding Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22280	23-2202671
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania		19004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-617-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The Company's insurance subsidiaries Liberty American Insurance Company ("LAIC") and Liberty American Select Insurance Company ("LASIC") have entered into the following agreements on June 1, 2006, which are effective June 1, 2006 through May 31, 2007.

Reimbursement contracts with the State Board of Administration of the State of Florida, which administers the Florida Hurricane Catastrophe Fund (FHCF). Execution of these contracts is a condition of the subsidiaries writing FHCF covered policies as determined in Section 215.555(2)(c) of Florida Statutes. The subsidiaries purchased coverage to 90% reimbursement. The cost and amount of coverage purchased is determined by the Florida legislature as well as data submissions made by all companies who participate in the FHCF. Cost and coverage can change based on ultimate exposure submitted to the FHCF and any legislation enacted by the state of Florida. Based on current projections, the cost and amount of coverage is estimated to be as follows:

 For LAIC, the estimated cost is approximately $0.8 million to purchase coverage in the amount of 90% of $12.6 million in excess of $4.0 million.

 For LASIC, the estimated cost is approximately $5.8 million to purchase coverage in the amount of 90% of $96.0 million in excess of $30.4 million. In addition, LASIC purchased additional reimbursement coverage of $10 million in excess of approximately $7.5 million at an estimated cost of approximately $5.0 million, which includes one prepaid reinstatement premium at no additional charge. LASIC was permitted to purchase this additional reimbursement coverage because it qualifies as a Limited Apportionment Company under Section 627.351(6)(c) of Florida Statutes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

June 7, 2006	By:	Craig P. Keller

Name: Craig P. Keller
Title: Executive Vice President, Secretary, Treasurer, and Chief Financial Officer